Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Plan Administrator

BancTrust Financial Group, Inc.

Employee Savings and Profit Sharing Plan:

We consent to the incorporation by reference in Registration Statement No. 333-106621 on Form S-8 of BancTrust Financial Group, Inc. of our report dated June 3, 2005, with respect to the statement of net assets available for benefits of BancTrust Financial Group, Inc. Employee Savings and Profit Sharing Plan as of December 31, 2004, which report appears in the December 31, 2005 Annual Report on Form 11-K of BancTrust Financial Group, Inc. Employee Savings and Profit Sharing Plan.

/s/ KPMG LLP

Birmingham, Alabama

June 28, 2006